Exhibit 2.1






                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                            BIG ENTERTAINMENT, INC.,

                               BASELINE II, INC.,

                          CINEMA ENTERPRISES GROUP LLC,

                           PAUL KAGAN ASSOCIATES, INC.

                                       AND

                                   PAUL KAGAN



                           DATED AS OF AUGUST 30, 1999




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                            ASSET PURCHASE AGREEMENT


                     ASSET PURCHASE AGREEMENT, dated as of August 30, 1999, by and among Big Entertainment, Inc., a Florida corporation ("Buyer") and Baseline II, Inc., a Delaware corporation ("Baseline"), Cinema Enterprises Group LLC, a Washington limited liability company ("CEG"), Paul Kagan and Paul Kagan Associates, Inc., a California corporation ("PKA"; each of Baseline, CEG and PKA are referred to herein collectively as the "Seller").

                              W I T N E S S E T H :

                     WHEREAS, upon the terms and subject to the conditions hereinafter set forth, Seller desires to sell, assign and transfer to Buyer, and Buyer desires to purchase and acquire from Seller, all of Seller's right, title and interest in the Assets (as defined herein);

                     WHEREAS, for federal income tax purposes, it is intended that the Baseline Acquisition (as defined below) shall qualify as a reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to which substantially all of the Baseline assets shall be transferred to Buyer in exchange for Buyer voting stock and pursuant to such plan of reorganization Baseline shall be liquidated with the stock distributed to the shareholders of Baseline; and

                     WHEREAS, the Film Asset Acquisition (as defined below) and the acquisition of the CEG Equity (as defined below) shall be taxable acquisitions for federal income tax purposes;

                     NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows: ARTICLE I

                       ACQUISITION AND TRANSFER OF ASSETS

Section 1.1.         Assets to be Acquired.

                     (a) Upon the terms and subject to the conditions hereinafter set forth, Baseline shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Baseline (the "Baseline Acquisition"), free and clear of all Liens (as defined in Section 1.1(c) below), all right, title and interest of Baseline in, to and under all of its assets, properties, rights, contracts, claims, operations and business (collectively, the "Baseline Assets") (but excluding the Excluded Assets, as defined in Section 1.2 below), whether or not appearing on the books of Baseline, including, without limitation, the following:

(i) Subject to Schedule 3.9, all contracts, license agreements, leases, rental agreements and other agreements to which Baseline is a party (collectively, the "Baseline Contracts"), each of which is listed on
           Schedule 1.1(a) hereto;


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(ii)       all of the furniture, supplies, computers, office equipment, fixtures and other fixed assets owned by Baseline (the "Fixed Assets");

(iii) all right, title and interest of Baseline in, to and under each trademark, trade name, logo, service mark, brand mark, brand name, computer program, domain name, database, patent, industrial design and copyright owned or used by Baseline, all registrations thereof and pending applications therefor, inventions, drawings, customer lists, proprietary know-how or information owned or used by Baseline and each contract, license or other agreement relating thereto (including, without limitation, the name "PKBaseline" and all of Baseline's rights relating to the use of such names and any logos or characters developed by or on behalf of Baseline for use in connection with Baseline's business) (collectively, the "Baseline Intangible Property");

(iv)       all trade accounts receivable of Baseline;

(v) all papers, databases, computer programs, disks, software, and other books, records, documents and materials owned by Baseline (the "Baseline Books and Records");

(vi) all assets of Baseline (other than Excluded Assets) to the extent Buyer assumes any liability therefor pursuant to Section 1.3;

(vii) all rights of Baseline under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with any of the foregoing Baseline Assets; and

(viii)     all goodwill relating to the foregoing Baseline Assets.

                     (b) Upon the terms and subject to the conditions hereinafter set forth and subject in all respects to the terms of the Operation and Management Agreement of even date herewith between the Buyer and PKA, PKA shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from PKA (the "Film Asset Acquisition" and, together with the Baseline Acquisition, the "Acquisition"), free and clear of all Liens, all right, title and interest of PKA in, to and under all assets, properties, rights, contracts and claims reasonably necessary for the ownership of each of (i) the newsletter Motion Picture Investor; (ii) the Annual Kagan Film Conference; (iii) the following books: Box Office Champions, International Co-Productions, The Business of Movie Exhibition, The Business of Movie Production, and The Box Office Report; (iv) the complete database of information on individual feature films collected, compiled, maintained and stored in computerized format by PKA since 1984, which includes information on approximately 4,953 individual feature films; and (v) PKA's compilations of data known as Kagan Revenue and Cost Estimates and KBOX (collectively, the "Film Assets") (but excluding the Excluded Assets) as they are currently published, distributed and produced, whether or not appearing on the books of PKA, including, without limitation, the following:


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(i)        all contracts, license agreements, leases, rental agreements and other agreements to which PKA is a party and which relate exclusively to the Film Assets (collectively, the "Film Asset Assigned Contracts" and, together with the Baseline Contracts and the CEG Contracts, the "Assigned Contracts"), each of which is listed on Schedule 1.1(b) hereto;

(ii) all right, title and interest of PKA in, to and under each trademark, trade name, logo, service mark, brand mark, brand name, computer program, domain name, database, patent, industrial design and copyright owned or used by PKA exclusively in connection with the Film Assets, all registrations thereof and pending applications therefor, inventions, drawings, customer lists, proprietary know-how or information owned or used by PKA exclusively in connection with the Film Assets and each contract, license or other agreement relating exclusively thereto (including, without limitation, the names of each of the Film Assets and all of PKA's rights relating to the use of such names and any logos or characters developed by or on behalf of PKA exclusively for use in connection with the business of the Film Assets) (collectively, the "Film Asset Intangible Property" and, together with the Baseline Intangible Property and the CEG Intangible Property, the "Intangible Property");


(iii)      all trade accounts receivable of PKA related exclusively to the Film
           Assets;

(iv) all papers, databases, computer programs, disks, software, and other books, records, documents and materials related exclusively to the Film Assets (the "Film Asset Books and Records" and, together with the Baseline Books and Records, the "Books and Records");

(v) all rights of PKA under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors related exclusively to the foregoing Film Assets; and

(vi)       all goodwill relating exclusively to the foregoing Film Assets.

                     (c) Upon the terms and subject to the conditions hereinafter set forth, Paul Kagan shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Paul Kagan, free and clear of all Liens, 100% of the membership interests in CEG (the "CEG Equity" and, together with the Baseline Assets and the Film Assets, the "Assets"). The transfer of the CEG Equity to Buyer shall include a transfer of all right, title and interest of CEG in, to and under all of its assets, including, without limitation:

(i) subject to Schedule 3.9, all agreements listed on Schedule 1.1(a) hereto to which CEG is a party (the "CEG Contracts);

(ii) all of the furniture, supplies, computers, office equipment, fixtures and other fixed assets owned by CEG; and


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(iii)      all right, title and interest of CEG in, to and under each trademark, trade name, logo, service mark, brand mark, brand name, computer program, domain name, database, patent, industrial design and copyright owned or used by CEG, all registrations thereof and pending applications therefor, inventions, drawings, customer lists, proprietary know-how or information owned or used by CEG and each contract, license or other agreement relating thereto (including, without limitation, the name "FilmPix" and all of CEG's rights relating to the use of such name and any logos or characters developed by or on behalf of CEG for use in connection with CEG's business) (collectively, the "CEG Intangible Property").

                     (d) For the purposes of this Agreement, "Lien" shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any shareholder or similar agreement, or encumbrance.

                     Section 1.2. Excluded Assets. Notwithstanding anything in
Section 1.1 to the contrary, the parties hereto expressly agree that Seller is not hereunder selling, assigning, transferring, conveying or delivering to Buyer, and Buyer is not purchasing, acquiring or accepting, the following assets, rights and properties (collectively, the "Excluded Assets"):

(i) any insurance policies, bonds, letters of credit or other similar items, or any cash surrender value in regard thereto;

(ii) any claim, right or interest in or to any refund for federal, state or local franchise, income or other taxes or fees of any nature whatsoever for periods on or prior to the Closing Date (as defined in Section 9.1 below) and any interest (or similar amount) thereon;

(iii)      any real  property interests owned by PKA or Paul Kagan;

(iv) any of Seller's corporate books and records of internal proceedings or tax records, and any books and records that any Seller is required by law to retain (the "Corporate Records"), but Buyer shall have access to the same to the extent permitted by Section 10.3 below;

(v) any employment, consulting or similar agreement except for any agreements that constitute Assigned Contracts;

(vi) all contracts, license agreements, leases, rental agreements and other agreements to which CEG is a party and which are listed on
           Schedule 1.2 (vi) hereto (none of such agreements shall constitute Assigned Contracts); and;

(vii)      the Intangible Property described on Schedule 1.2 (vii).


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Section 1.3.         Assumed and Excluded Liabilities.

                     (a) Buyer shall not assume or be bound by any obligations, liabilities (including without limitation, liabilities in respect of Taxes (as defined in Section 3.13(a) below) and "employee benefit plans" (as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other pension plans or employee benefit arrangements) or commitments of any Seller or any of their affiliates of any kind, character or description, whether absolute, accrued, known, unknown, asserted, unasserted, due or to become due, contingent or otherwise ("Liabilities"), in connection with the Assets or otherwise, other than the following (the "Assumed Liabilities").

(i) obligations and liabilities arising after the Closing Date under the Assigned Contracts in respect of the period following such Closing Date;

(ii) all current trade accounts payable and expenses arising and accrued in, the ordinary course of business of Baseline (excluding, however, (A) any and all royalties or other payments payable to PKA, Paul Kagan or any affiliate of PKA, Paul Kagan or Baseline in respect of any period prior to the Closing Date, and (B) any and all royalties payable to any person or entity in respect of any period prior to July 1, 1999 and (C) any and all amounts payable to Lutz & Carr,
           LLP).

(iii) all capitalized leases to which Baseline is a party and which appear in the Audited Financial Statements.

With respect to any nonincome Tax imposed on a periodic basis that relates to a period straddling the Closing Date, such Tax shall be prorated to the Closing Date, and the portion allocable to the period prior to the Closing Date shall be promptly paid or reimbursed by Seller, and the portion allocable to the period after the Closing Date shall be promptly paid or reimbursed by Buyer.
All other Liabilities of Seller shall remain the sole responsibility of Seller.


                                   ARTICLE II

                                  CONSIDERATION

Section 2.1.         Amount and Form of Consideration.

                     (a) The aggregate consideration (the "Consideration") to be paid on the Closing Date by Buyer to Seller for the Assets shall consist of the following:

(i) a number of fully paid and nonassessable shares of the common stock, $.01 par value per share (the "Common Stock"), of Buyer (the "Stock Consideration") equal to the quotient of (x) $9,000,000 and (y) $18.27;

(ii) warrants to purchase an aggregate of 54,735 shares of Common Stock at an exercise price of $18.27 per share and otherwise on the terms set forth in Exhibit A hereto (the "Warrant Consideration"); and


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(iii)      the assumption by Buyer of certain of the obligations and liabilities of Seller pursuant to Section 1.3 above.

                     (b) Consideration paid by Buyer to Sellers pursuant to sections 2.1(a)(i) or 2.1(a)(ii) shall be comprised of a proportionate amount of Warrant Consideration and Stock Consideration and shall be allocated and paid as follows:

(i)        90% to Baseline;

(ii)       4% to Paul Kagan in respect of the sale of the CEG Equity; and

(iii)      6% to PKA in respect of the Film Asset Acquisition.


Section 2.2.         Allocation of Purchase Price.

                     (a) The Consideration paid to a Seller (other than Baseline) pursuant to Section 2.1(b) and other relevant items shall be allocated among the Assets acquired from such Seller hereunder by Buyer in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"); provided, however, that the parties agree that Consideration paid to a Seller in respect of CEG Equity shall be allocated among the underlying assets of CEG as if such assets were purchased by Buyer from such Seller, which allocation shall be in accordance with Section 1060 of the Code.

                     (b) Buyer shall provide Seller with a draft of such allocation within 90 days after the Closing Date. Seller shall notify Buyer within thirty (30) days of receipt of such draft allocation of any objection Seller may have thereto. Seller and Buyer agree to resolve any disagreement with respect to allocations under this Section 2.2 in good faith consistent herewith. Seller and Buyer each agree to report and file all Tax Returns (as defined in Section 3.12(a)) (including amended Tax Returns and claims for refund) consistent with such allocations, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any taxing authority or any other proceedings). Seller and Buyer shall cooperate in the filing of any forms (including Form 8594 if applicable) with respect to such allocations, including any amendments to such forms required with respect to any adjustment to the Consideration, pursuant to this Agreement. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                     Each Seller hereby represents and warrants to Buyer as follows:

Section 3.1.         Organization.

                     (a) Each of Baseline and PKA is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, and has all requisite corporate power and authority to own, lease


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and operate its properties and to carry on its business as now being conducted.
All of the outstanding capital stock of Baseline is owned beneficially and of record by the parties listed on Schedule 3.1 hereto. Baseline has no subsidiaries and does not own or control any stock or other equity interest of any other entity. Baseline has heretofore delivered to Buyer a complete and correct copy of its Certificate of Incorporation and Bylaws, each as currently in effect.

                     (b) CEG is a limited liability company duly organized, validly formed and in good standing under the laws of the State of Washington, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. As of the Closing Date, all of the outstanding membership interests of CEG will be owned beneficially and of record by Mr. Paul Kagan free and clear of all Liens, options, warrants, rights, calls, pledges, trusts, voting trusts and other similar agreements, preemptive rights, assessments, restrictions, commitments, obligations or other burdens. Seller has heretofore delivered to Buyer a complete and correct copy of the articles of organization of CEG as currently in effect. CEG is not, and has never been, a party to or otherwise subject to any limited liability company operating or similar agreement.

Section 3.2. Authorization of Agreement. Seller has full corporate (or other) power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates are hereafter collectively referred to as the "Seller Documents") and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each of the Seller Documents have been duly and validly authorized and approved by the Board of Directors of Baseline and PKA, by over 90% of the voting stock of Baseline and by all member(s) of CEG and by all other necessary corporate (or other) action on behalf of Seller. This Agreement has been, and on or prior to the Closing each of the Seller Documents will be, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by Buyer) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.3.         Consents and Approvals; No Violation.

                     (a) No filing with, notification to or consent, authorization, waiver, approval, order, license, certificate or Permit of, any Government Body (as defined in Section 3.13 below) is necessary for Seller's execution, delivery or performance of this Agreement or any of the Seller Documents or the consummation by Seller of the transactions contemplated by this Agreement and the Seller Documents.


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                     (b) Except as set forth on Schedule 3.3(b), none of the
execution and delivery by Seller of this Agreement and the Seller Documents, the consummation of the transactions contemplated hereby or thereby or compliance by Seller with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation, By-laws or limited liability company agreement, as applicable, of Seller, (ii) violate any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award (each, an "Order") or statute, rule or regulation of any Government Body by which Seller or any of its properties or assets is bound,
(iii) conflict with, violate, result in the breach or termination of, or (with or without due notice or the lapse of time or both) constitute a default or give rise to any "takeback" right or right of termination or acceleration or right to increase the obligations under or otherwise modify any of the terms, conditions or provisions of any note, bond, mortgage, license, franchise, Permit, indenture, contract, agreement or other instrument or obligation to which Seller is a party, or by which Seller or any of its properties or assets is or may be bound, or (iv) result in the creation of any Lien upon any of the Assets.

Section 3.4.         Title to Assets.

                     (a) Except as set forth on Schedule 3.11 hereto, Seller has good and marketable title to all of the applicable Assets, free and clear of all Liens, including any that arose in connection with any failure (or alleged failure) to pay any Tax. Upon the sale, assignment, transfer and conveyance of the Assets to Buyer hereunder, except as set forth in Schedule 3.4 hereto, there will be vested in Buyer good and marketable title to such Assets, free and clear of all Liens other than those placed thereon by Buyer.

                     (b) Other than the Baseline Assets and the Excluded Assets, there are no other tangible or intangible assets, rights, properties or agreements that are used in the ownership or operation of the Baseline Assets or the business of Baseline or that are material to the ownership or operation of the Baseline Assets or the business of Baseline.

Section 3.5.         No Undisclosed Liabilities.

                     (a) Seller has delivered to Buyer (i) audited balance sheets and statements of operations, stockholders' equity and cash flows of Baseline at each of, and for the periods ended, December 31, 1998, December 31, 1997 and December 31, 1996 and unaudited balance sheets and statements of operations, stockholders' equity and cash flows of Baseline at, and for the period ended, March 31, 1999 (collectively, the "Baseline Financial Statements"). The Baseline Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP") and present fairly the financial position of Baseline as of the dates thereof and its results of operations and changes in financial position for the periods then ended.

                     (b) Except for liabilities set forth on Baseline's audited balance sheet at December 31, 1998 included in the Baseline Financial Statements, and except for normal or recurring liabilities incurred since such date in the ordinary course of business, Baseline does not have any material liabilities of any kind, either accrued, contingent or otherwise, and whether due or to become due (whether or not required to be reflected in financial statements pursuant to GAAP). Except as set forth on Schedule 3.5 hereto, CEG has no Liabilities of any kind, and to CEG's knowledge, there is no


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basis for the assertion of any claim of Liability of any nature against CEG.
Neither Baseline nor CEG has any indebtedness for borrowed money other than indebtedness reflected in the Baseline Financial Statements, which will be repaid or otherwise canceled at or prior to the Closing.

Section 3.6. Litigation, etc. There is no judicial, administrative or arbitral action, suit, proceeding (public or private), claim or governmental proceeding (each, a "Legal Proceeding") pending or, to the knowledge of Seller, threatened that questions the validity of this Agreement, the Seller Documents or any action taken or to be taken by Seller in connection with the consummation of the transactions contemplated hereby or thereby. Except as set forth on Schedule 3.6 hereto, (i) no investigation or review by any Government Body with respect to Seller is pending or, to the knowledge of Seller, threatened, nor has any Government Body indicated to Seller an intention to conduct the same, (ii) there is no Legal Proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or its assets at law or in equity, or before any Government Body (and, to the knowledge of Seller, there is no basis for any such Legal Proceeding not so set forth which, if adversely determined, could adversely affect Seller or Buyer) and (iii) there is no outstanding or, to the knowledge of Seller, threatened Order of any Government Body against, affecting or naming Seller or affecting any of the Assets. Except as set forth on Schedule
3.6 hereto, during the three years preceding the date of this Agreement, no Legal Proceeding has been commenced or, to the knowledge of Seller, threatened against or affecting Seller or the Assets at law or in equity, or before any Government Body. On and after the date hereof until the Closing, Seller will notify Buyer of the existence or threat of any investigation, review, Legal Proceeding or Order which would be required to be disclosed on Schedule 3.6.

Section 3.7. Compliance with Law. Seller has not violated or failed to comply in any material respect with any statute, law, ordinance, regulation, rule or Order of any Government Body.

Section 3.8. Employee Benefits and Related Matters.

                     (a) Except as set forth on Schedule 3.8(a) hereto, neither Baseline nor CEG is a party to (ii) any employment, compensation, consulting or severance agreement with any party or (ii) any other agreement with a present or former employee that provides for severance payments or stay bonuses contingent upon a change in control of Baseline or CEG or a sale of their respective business or assets. Seller is in compliance in all material respects with all laws relating to the employment of labor, including all laws relating to wages, hours, the Workers' Adjustment Retraining Notification Act and any similar state or local "mass layoff" or "plant closing" law, collective bargaining, discrimination, civil rights, safety and health and workers' compensation.

                     (b) Schedule 3.8(b) sets forth each employee pension, retirement, profit sharing, stock bonus, stock option, stock purchase, incentive, deferred compensation, medical, dental, vision, life insurance, accidental death and dismemberment insurance, business travel insurance, vacation pay, salary continuation, sick pay, disability, severance, golden parachute or other plan, fund, program, policy, contract or arrangement providing employee benefits that is maintained or contributed to by Baseline or


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CEG (the "Plans"). Baseline has delivered to Buyer true, correct and complete copies of each Plan (or, in the case of any unwritten Plans, descriptions thereof). There are no pending, or to the knowledge of Seller, threatened suits, actions, proceedings, or claims (except claims for benefits payable in the normal operation of the Plans) against any Plan by any employee or other beneficiary covered under any such Plan or otherwise involving any Plan.

Section 3.9.         Certain Agreements.

                     (a) Except as set forth on Schedule 1.1(a) hereto or
Schedule 3.9 hereto, neither Baseline nor CEG nor any of their respective properties or assets is a party to or bound by any (i) lease or rental agreement, (ii) contract granting a right of first refusal or for the acquisition, sale or lease of any assets of Seller, (iii) mortgage, pledge, conditional sales contract, security agreement or other similar contract with respect to any property of Seller, (iv) loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit or other similar type of contract, (v) or any other material contract. Seller has delivered to Buyer true, correct and complete copies of the Assigned Contracts, including all amendments, modifications, supplements, side letters or consents affecting the obligations of any party thereunder.

                     (b) Each Assigned Contract is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Seller is not in breach of or in default under any Assigned Contract and, to Seller's knowledge, there has not occurred any event which, after the giving of notice or lapse of time or both, would constitute a default under or result in a breach of an Assigned Contract by any party subject thereto. No previous or current party to any Assigned Contract has, within the last three years, (i) given notice of or made a claim with respect to any breach or default under any Assigned Contract or (ii) given notice of termination or non-renewal of any Assigned Contract. Except as set forth in Schedule 3.9 hereto, each of the Assigned Contracts is freely transferable by Seller to Buyer and no third party consents are required for such transfer.

Section 3.10.        Real Property.

                     (a) Neither Baseline nor CEG now owns or has ever owned any real property.

                     (b) Other than the lease agreement, dated June 1, 1986, between Baseline, as lessee, and 836 Broadway Associates, as lessor (the "Lease") and except as set forth on Schedule 3.10(b) hereto, Baseline is not now nor has it been, within the last three years, a party to any lease, sublease, license, sublicense or other agreement or arrangement with respect to any real property, and has not used or occupied, does not use or occupy, and does not have any right to use or occupy, now or in the future, any real property.


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                     (c) The office space that is the subject of the Lease is
not subject to any lease, sublease, license or other agreement granting to any other corporation, partnership, limited liability company, person or other entity or group (a "Person") any right to the use, occupancy or enjoyment of such property or any part thereof.

                     (d) The Lease is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject as to enforceability to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Seller is not in breach of or in default under the Lease and, to Seller's knowledge, there has not occurred any event which, after the giving of notice or lapse of time or both, would constitute a default under or result in a breach of the Lease. The Lease covers the entire estate it purports to cover and, upon the consummation of the transactions contemplated hereby and subject to the consent of the lessor to the assignment thereof, will entitle Buyer to the use, occupancy and possession of the real property specified in the Lease and for the purposes such property is now being used. Seller has delivered to Buyer a true, correct and complete copy of the Lease, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereto. No previous or current party to the Lease has given notice of or made a claim with respect to any breach or default thereunder.

Section 3.11. Intangible Property. (a) Schedule 3.11 hereto sets forth a list of each material item of Intangible Property, including a list of all customers of Baseline and all subscribers and customers of the Film Assets and indicates, with respect to each item of Intangible Property, the owner thereof and, if applicable, the name of the licensor and licensee thereof. Except as set forth on Schedule 3.11, each of the foregoing assets listed on such Schedule as being owned by Seller is owned by Seller free and clear of any and all Liens, is in good standing and, to Sellers' knowledge, no other person or entity (including any past or present officer, employee or consultant of Seller) has any claim of ownership or right of use with respect thereto. The use, modification, compilation, reproduction, public display or performance, or distribution of the foregoing by Seller does not, and the use, modification, compilation, reproduction, public display or performance, or distribution thereof by Buyer immediately after the Closing will not, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, service mark, brand mark, brand name, computer program, domain name, database, patent, industrial design, copyright or any pending application therefor of any other person or entity and there have been no claims made and Seller has not received any notice or otherwise acquired any knowledge that any of the foregoing is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has been failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intangible Property.

                     (b) Except as set forth on Schedule 3.11, Seller is not a party to or bound by any contract, license or other agreements relating to the Intangible Property.

Section 3.12.        Taxes.  (a)  For purposes of this Agreement:

(i) "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies or other assessments by any governmental authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and all interest, penalties, fines, additions to tax or other amounts imposed by any governmental authority which relate in any way to the assessment of collection of any taxes or the filing of any Tax Return, and shall include any transferee or successor liability in respect of Taxes (whether by contract or otherwise) and any liability in respect of any Tax as a result of being a member of any Affiliated Group, including any consolidated, combined, unitary or similar group.

(ii) "Tax Return" means any return (including any consolidated, combined or unitary return in which Seller is, or was, included or includible), declaration, report, claim for refund, separate election or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(iii)      "Affiliated Group" means any affiliated group within the meaning of
           Section 1504 of the Code, or any consolidated, combined, unitary or similar group defined under a similar provision of state, local or foreign law.

                     (b) Except as set forth on Schedule 3.12(b) hereto, Seller has (w) filed when due or will file when due (taking into account extensions) with the appropriate federal, state, local, foreign and other governmental agencies, all Tax Returns required to be filed by it or on its behalf, all of which Tax Returns were true or will be true, complete and correct as of the time of filing, (x) paid when due and payable (and, until the Closing Date, will timely pay) all required Taxes (except for Taxes which are being contested in good faith, as set forth on Schedule 3.12(b), and for which adequate reserves have been established in accordance with GAAP), and (y) established (and through and including the Closing Date will establish) reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations through the Closing Date.

                     (c) Except as set forth on Schedule 3.12(c), there are no Taxes assessed or asserted or claimed in writing to be due by any governmental authority or otherwise in respect of any Tax Returns filed by Seller or on Seller's behalf, and no issues have been raised (and are currently pending) by any governmental authority in connection with any such Tax returns.

                     (d) Seller has duly and timely withheld and paid over to the appropriate governmental authorities all Taxes and other amounts required to be so withheld and paid over for all periods under all applicable laws in connection with amounts paid or owing to any employee, independent contractor, subcontractor, lender, stockholder or other third party or other personnel supplied by any third party.

                     (e) There is no audit, examination, deficiency, or refund proceeding pending with respect to any Taxes or Tax Returns of Seller, and no governmental authority has given written notice of the commencement of any audit, examination or deficiency proceeding with respect to any Taxes or Tax Returns of Seller.

                     (f) Set forth on Schedule 3.12(f) is a complete list of all federal, state, local, and foreign Tax Returns filed by, or on behalf of, Baseline or CEG for taxable periods commencing on or after January 1, 1995, and all jurisdictions in which Seller is currently subject to tax.

                     (g) Set forth on Schedule 3.12(g) is a complete list of all bulk sales or similar notices required to be filed (whether by Buyer or Seller), in connection with the transactions contemplated herein, with any governmental authority with respect to Taxes of Seller.

                     (h) Except as set forth in Schedule 3.12(h), Seller is not a party to or bound by any Tax sharing, Tax indemnification or similar agreements (or portions of any agreements) with respect to (or which relate to) the Assets, and there are no powers of attorney currently in effect with respect to any matter related to Taxes of Seller.

                     (i) Seller does not have, nor has Seller ever had, with respect to its business or the Assets, a permanent establishment (within the meaning of any applicable tax treaty) in any foreign country, nor do they engage or have they ever engaged in a trade or business in any foreign country that has subjected its business or the Assets to tax in such foreign country.

                     (j) Except as set forth in Schedule 3.12(j), Seller is not, with respect to the Assets, a party to any joint venture, partnership or other arrangement that constitutes a partnership for federal income tax purposes.

                     (k) Except as set forth in Schedule 3.12(k), the performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) result in, nor do the Liabilities assumed by Buyer in Section 1.3 otherwise provide for, any payment by Buyer that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

                     (l) Except as set forth in Schedule 3.12(l), none of the Assets are (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) "tax-exempt use property" within the meaning of Section 168(h)(l) of the Code; (iii) tax exempt bond financed property within the meaning of Section 168(g) of the Code, (iv) property used "predominantly outside of the United States" within the meaning of Section 168(g)(4), or (v) "limited use property" (as that term is used in Rev. Proc. 76-30).

                     (m) Seller is not a "foreign person" within the meaning of
Section 1445 of the Code.

                     (n) PKA (and any predecessor of PKA) has since its inception been and will be, up to and including the Closing Date, a validly electing S corporation within the meaning of Section 1361 of the Code and under corresponding provisions of applicable state and local Tax laws to the extent they recognize S corporation status. CEG has treated itself as a partnership for income tax purposes.

                     (o) Neither Baseline nor PKA constitutes either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Baseline Acquisition.

                     (p) Baseline has no reason to believe that any conditions exist that could reasonably be expected to prevent the Baseline Acquisition (in so far as it relates to Baseline) from qualifying as a reorganization within the meaning of Section 368(a)(1)(C) of the Code.

                     (q) Pursuant to the Baseline Acquisition, Buyer will acquire substantially all of the assets of Baseline within the meaning of
Section 368(a)(1)(C) of the Code.

                     (r) Prior to and in connection with the Baseline Acquisition, no capital stock of Baseline has been or will be: (i) redeemed by Baseline (or a predecessor or successor corporation), including through a partnership; (ii) the subject of any extraordinary distribution by Baseline (or a predecessor or successor corporation); or (iii) acquired by a corporation related to Baseline (or any predecessor or successor corporation) within the meaning of the Code as applicable to transactions under Section 368(a)(1)(C) (a "Related Corporation"), including through a partnership, for consideration other than Baseline capital stock or Buyer voting stock (other than the purchase by PKA of up to 7.5% of the outstanding capital stock of Baseline). For this purpose, each partner in a partnership will be treated as (x) owning or acquiring any stock owned or acquired by the partnership, and (y) furnishing its share of any consideration furnished by the partnership to acquire such stock, in each case in accordance with the partner's interest in the partnership.

                     (s) No shareholder of Baseline has any plan or intention to sell, exchange or otherwise transfer any Baseline stock to be received in the Baseline Acquisition, directly or indirectly, including through a partnership (as described in Section 3.12(s) above), to Buyer, any member of Buyer's affiliated group (as defined for federal income tax purposes), or any corporation that, immediately before or immediately after such sale, exchange or other transfer, is a Related Corporation to Buyer, for consideration other than Buyer voting stock. For this purpose, "Buyer" includes any predecessor or successor thereto.

                     (t) In connection with the Baseline Acquisition, Baseline has not sold, transferred or otherwise disposed of any of its assets as would prevent Buyer from continuing the historic business of Baseline or using a significant portion of Baseline's historic assets in a business after the Baseline Acquisition.

                     (u) The liabilities of Baseline to be assumed by Buyer and the liabilities to which the transferred assets of Baseline will be subject were incurred by Baseline in the ordinary course of its business.

                     (v) Baseline is not, and on the date of the Baseline Acquisition will not be, an investment company, as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

The representations contained in this Section 3.12 are also true with respect to each subsidiary of each Seller, except where the failure of any such representation to be true with respect to any such subsidiary would not result in any liability to Seller or Buyer or otherwise adversely affect Buyer's rights in or to any of the Assets.

Section 3.13. Permits. Schedule 3.13 hereto sets forth a list of all approvals, authorizations, consents, franchises, licenses, permits or certificates (collectively, "Permits") granted by any government or governmental or regulatory body thereof or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality thereof, or any court or arbitrator (public or private) (each, a "Government Body") and applications, if any, for any of the foregoing, held by Baseline or CEG, or held by PKA and relating exclusively to the Film Assets. Seller is the holder of all Permits necessary or appropriate to enable it to continue to conduct its business in all material respects as presently conducted. Each of the Permits is in full force and effect.

Section 3.14. Options. There are no outstanding securities of Baseline or CEG convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of Seller and there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating Baseline or CEG to issue any shares of its capital stock or membership interests or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock or membership interests.

Section 3.15. Year 2000. Except as set forth on Schedule 3.15, each computer program used by Seller in its business is Year 2000 Compliant or will be Year 2000 Compliant in sufficient time to avoid any material disruption to Seller's business. "Year 2000 Compliant" means that such program is capable of managing and manipulating data involving dates after the year 1999 without any functional or data abnormality and without inaccurate results related to such dates.

Section 3.16. Absence of Changes or Events. Since December 31, 1998, to Sellers' knowledge, no event or circumstance has occurred that has had, or is reasonably likely to have, a material adverse effect on the business, assets, properties, liabilities, financial condition or results of operations of Seller, other than events or circumstances relating to the economy in general or the media industry in general and not specifically relating to Seller. Since December 31, 1998, Seller has conducted its business only in the ordinary course consistent with past practice.

Section 3.17. Investor Representations. The shares of Common Stock received by Seller pursuant to this Agreement will be acquired for Seller's own account and not with a view to or in connection with the sale or distribution of any part thereof other than a distribution to PKA in respect of PKA's ownership interest in Baseline, CEG and the Film Assets.

Section 3.18. Exemption from Registration; Restricted Securities. Seller understands that the shares of Common Stock received by Seller pursuant to this Agreement will not be registered under the Securities Act on the ground that the sale provided for in this Agreement is exempt from registration under the Securities Act, and that the reliance of Buyer on such exemption is predicated in part on Seller's representations set forth in this Agreement. The certificates representing the shares of Common Stock issued to Seller pursuant to this Agreement will bear an appropriate legend reflecting such exempt issuance without registration. Seller understands that the shares of Common Stock received by Seller pursuant to this Agreement are restricted securities within the meaning of Rule 144 under the Securities Act.

Section 3.19. Brokers. No broker, finder or investment banker is entitled to any brokerage fee, finder's fee or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller

           Notwithstanding anything to the contrary set forth in this Article III, the representations and warranties of PKA set forth in Sections 3.6, 3.7,
3.8 and 3.12 relate only to the ownership and operation of the Film Assets and any and all liabilities of PKA derived from the Film Assets.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                     Buyer represents and warrants to Seller as follows:

Section 4.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2. Authorization of Agreement. Buyer has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer in connection with the consummation of the transactions contemplated hereby and thereby (all of such agreements, documents, instruments and certificates required to be executed by Buyer being hereinafter referred to, collectively, as the "Buyer Documents"), and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and each Buyer Document have been duly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement has been, and at or prior to the Closing, each of the Buyer Documents will be, duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Buyer Documents when so executed and delivered will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3.         Consents and Approvals; No Violations.

                     (a) No filing with, notification to or consent, authorization, waiver, approval, order, license, certificate or Permit of, any Government Body is necessary for Buyer's execution, delivery or performance of this Agreement or any of the Buyer Documents or the consummation by Buyer of the transactions contemplated by this Agreement and the Buyer Documents.

                     (b) None of the execution and delivery by Buyer of this Agreement or the Buyer Documents, the consummation of the transactions contemplated hereby or thereby or compliance by Buyer with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or By-laws of Buyer, (ii) violate any Order or statute, rule or regulation of any Government Body by which Buyer or any of its properties or assets is bound, or (iii) conflict with, violate, result in the breach or termination of, or (with or without due notice or the lapse of time or both) constitute a default or give rise to any "takeback" right or right of termination or acceleration or right to increase the obligations under or modify any of the terms, conditions or provisions of any note, bond, mortgage, license, franchise, Permit, indenture, agreement or other instrument or obligation to which Buyer is a party, or by which Buyer or any of its properties or assets is or may be bound.

Section 4.4. Litigation. There are no Legal Proceedings pending or, to the knowledge of Buyer, threatened that question the validity of this Agreement, the Buyer Documents or any action taken or to be taken by Buyer in connection with the consummation of the transactions contemplated hereby or thereby. On and after the date hereof until the Closing, Buyer will notify Seller of the existence or threat of any such Legal Proceeding. Except as set forth on
Schedule 4.4 hereto, there is no Legal Proceeding pending against or affecting Seller or its assets at law or in equity.

Section 4.5.         Capital Stock of Buyer.

                     (a) The authorized capital stock of Buyer consists of (i) 25,000,000 shares of Common Stock, of which, as of August 10, 1999, 13,683,584 shares of Common Stock were issued and outstanding (each together with a Common Stock purchase right (the "Buyer Rights") issued pursuant to the Rights Agreement, dated as of August 23, 1996 by and between Buyer and American Stock Transfer & Trust Company), and 394,466 shares of Common Stock were issued and held as collateral for lease obligations of Buyer; and (ii) one million shares of Preferred Stock ("Buyer Preferred Stock"), designated as follows: (A) 217,600 shares of Series A Variable Rate Convertible Preferred Stock, $6.25 stated value per share, none of which shares, as of the date hereof, are issued and outstanding, (B) 142,223 shares of Series B Variable Rate Convertible Preferred

Stock, $5.21 stated value per share, none of which shares, as of the date hereof, are issued and outstanding, (C) 100,000 shares of 4% $100 Series C Convertible Preferred Stock, $100 stated value per share, none of which shares, as of the date hereof, are issued and outstanding, (D) 1,000 shares of 7% Series D Convertible Preferred Stock, $10,000 stated value per share, of which, as of the date hereof, 50 shares are issued and outstanding and (E) 50 shares of 7% Series D-2 Convertible Preferred Stock, $10,000 stated value per share, none of which shares, as of the date hereof, are issued and outstanding. All of the outstanding shares of Common Stock are duly authorized and validly issued and none fully paid and nonassessable. Except for the outstanding shares of the Common Stock and the Buyer Preferred Stock, as of the date hereof, there are no shares of capital stock or other equity securities of Buyer outstanding. The shares of Common Stock have not been issued in violation of, and none of the shares of Common Stock is subject to any preemptive or subscription rights.

                     (b) The Common Stock constitutes the only class of equity securities or Buyer or its subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Section 4.6.         SEC Reports; Financial Statements.

                     (a) Buyer has filed all required forms, reports and documents required to be filed by it ("Buyer SEC Reports") with the Securities and Exchange Commission ("SEC"), each of which has complied as to form in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. The audited consolidated financial statements of Buyer included in the Buyer SEC Reports were prepared in accordance with GAAP and present fairly the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

Section 4.7. Brokers. No broker, finder or investment banker is entitled to any brokerage fee, finder's fee or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.


                                   ARTICLE V

                               COVENANTS OF SELLER

Section 5.1. Access to Information. From the date of this Agreement until the Closing Date, Seller shall permit Buyer and its representatives, including, without limitation, its legal counsel and accountants, to conduct an appropriate due diligence examination and investigation with respect to Seller. Seller will reasonably cooperate with Buyer's diligence, and such cooperation will include, without limitation, the following:

(i) providing Buyer and its representatives with reasonable access to all data, records and other information that they may request in connection with their evaluation of the transactions contemplated by this Agreement (including, without limitation, lists of contact persons, marketing information, and records of negotiations with existing and prospective customers);

(ii) allowing Buyer and its representatives to conduct a complete business, financial and legal review of all aspects of Seller;

(iii) affording Buyer and its representatives the opportunity to discuss the affairs, finances, operations and accounts of Seller with Seller's officers, directors, agents and other appropriate personnel; and

(iv) facilitating conversations between Buyer and its representatives and representatives of the other parties to the Assigned Contracts.

Section 5.2. Exclusivity. From the date of this Agreement until the earlier of the Closing Date or the Termination Date (as defined in Section 12.1 below), Seller shall not, nor shall Seller permit its officers, directors, affiliates, representatives or agents to (including, without limitation, investment bankers, financial advisors, brokers and other advisors) (collectively, the "Representatives"), directly or indirectly do any of the following (provided that, with respect to PKA, the following covenants shall only relate to the Film Assets):

(i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction (an "Acquisition Transaction") involving any disposition or other change of ownership or control of a substantial portion of Seller's stock or assets or any assumption by Seller of substantial liabilities, including, without limitation, any joint venture or partnership involving any of the foregoing (other than the transaction contemplated in this Agreement);

(ii) facilitate, encourage, solicit or initiate or in any way engage in discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction (other than the transaction contemplated in this Agreement);

(iii) furnish or cause to be furnished to any Person (other than Buyer or its representatives) any information concerning the business, operations, properties or assets of Seller in connection with an Acquisition Transaction; or

(iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

Seller shall inform Buyer by telephone, within 24 hours, of Seller's receipt of any proposal or bid (including the terms thereof and the Person making such proposal or bid) in respect of any Acquisition Transaction other than the transaction described in this Agreement. Seller shall, immediately upon execution of this Agreement, instruct its Representatives to cease all further activities with respect to the sale of Seller or Seller's assets, including, without limitation, the dissemination of information.

Section 5.3. Conduct of Business. (a) From the date of this Agreement until the earlier of the Closing Date or the Termination Date Seller (provided that, with respect to PKA, the following covenants shall only relate to the Film Assets):

(i) shall not modify or amend any Assigned Contract in any material respect or assign, transfer or terminate any Assigned Contract;

(ii) shall not enter into any agreement, contract or arrangement with any person of the type included in the Assigned Contracts, except for agreements, contracts or arrangements entered into in the ordinary course of business, consistent with past practice;

(iii) shall use its best efforts to preserve its present relationships with Persons having business dealings with Seller;

(iv) shall (A) maintain the books, accounts and records of Seller in the ordinary course of business consistent with past practices, (B) collect all trade accounts receivable and shall pay all trade accounts payable in the ordinary course of business consistent with past practices, and (C) comply in all material respects with all contractual and other obligations applicable to the operations of Seller;

(v) shall not subject any of the properties or assets (whether tangible or intangible) of Seller to any Lien other than liens arising by operation of law in the ordinary course of business and liens arising under equipment leases entered into in the ordinary course of business;

(vi)       shall not incur any indebtedness for borrowed money;

(vii) shall not sell, assign, transfer, convey, lease or otherwise dispose of any of the properties or assets of Seller;

(viii) shall not acquire any properties or assets except in the ordinary course of business, consistent with past practice;

(ix) shall not cancel or compromise any debt or claim or waive or release any right of Seller;

(x) shall not grant any officer or employee of Seller any increase in compensation or benefits or any rights to receive severance payments or other benefits upon a termination of employment;

(xi) shall not terminate any officer or employee of Seller, induce or attempt to induce any officer or employee of Seller to leave the employ of Seller or in any way interfere adversely with the relationship between any such employee and Seller;

(xii) shall not introduce any material change with respect to the operation of Seller;

(xiii) shall not change any existing Tax elections, or make any new Tax elections, with respect to the Assets, unless required by applicable Tax law; and

(xiv)      shall operate only in the ordinary course of business.

The foregoing shall not restrict Seller from canceling any agreement not included in the Assets.

Section 5.4. Public Announcements. Each of the parties hereto agrees that it shall not issue any press release or make any public statement, announcement or filing concerning this Agreement or any aspect of the transactions contemplated hereby or otherwise furnish or make available to any person any of the terms and conditions of this Agreement or any of the transactions contemplated hereby or information disclosed by the other party in connection herewith, except as may be required by applicable law or with the prior consent of the other party. Each of the parties hereto agrees that it shall not issue any such release or make any such statement, announcement or filing required by applicable law except after prior consultation with the other party.

Section 5.5. No Breach of Representations and Warranties. Seller agrees that it shall not take any action, and shall use its reasonable commercial efforts not to permit any event to occur, which would result in any of the representations and warranties of Seller contained in this Agreement not being true and correct in any material respect on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

Section 5.6. Updating Information. Seller shall promptly deliver to Buyer any information concerning events subsequent to the date of this Agreement that is necessary to supplement the representations and warranties contained herein, including the Schedules hereto, or the information delivered by Seller pursuant to any of the covenants contained herein, in order that such representations and warranties (including such Schedules) or the information so delivered be complete and accurate in all material respects, it being understood and agreed that the delivery of such information shall not in any manner constitute a waiver by Buyer of any of the conditions precedent to the Closing hereunder, including, without limitation, the conditions contained in Section 7.1.

Section 5.7. Restrictions on Transfer of Stock Consideration. Neither Seller nor Paul Kagan shall, directly or indirectly, sell, transfer any beneficial interest in, pledge, hypothecate or otherwise dispose, or offer to sell, transfer any beneficial interest in, pledge, hypothecate or otherwise dispose (collectively, "Transfer"), any shares of Common Stock constituting the Stock Consideration or the Warrant Consideration (including the shares of Common Stock underlying the Warrant) during the 24-month period following the Closing Date. The certificates for the Stock Consideration and the Warrant Consideration shall contain legends indicating the foregoing transfer restrictions and all other transfer restrictions required by applicable securities laws. In addition, Seller shall not transfer any such shares of Common Stock for such additional period as may be agreed to by Buyer and Seller pursuant to Section 11.3(c).

Section 5.8. Non-Competition Agreement; Operation and Management Agreement. At the Closing, PKA and Baseline shall enter into a non-competition agreement, substantially in the form of Exhibit B hereto (the "Non-Competition Agreement") with Buyer and Mr. Paul Kagan. At the Closing, PKA and Mr. Paul Kagan shall enter into an Operation and Management Agreement substantially in the form of Exhibit D hereto (the "Operation and Management Agreement") with Buyer.

Section 5.9. Consents. Seller shall use its diligent, good faith efforts to obtain, at the earliest practicable date, all consents and approvals reasonably required to consummate the transactions contemplated by this Agreement.

Section 5.10. Further Actions. Seller agrees to execute and deliver such instruments and promptly take such other actions as may reasonably be required to consummate the transactions contemplated hereby in accordance with the terms hereof including, without limitation, preparing and filing, within 10 business days after the Closing Date, all UCC Termination Statements necessary to terminate any UCC Financing Statement filed by Seller with respect to the Assets.


                                   ARTICLE VI

                               COVENANTS OF BUYER

Section 6.1. No Breach of Representations and Warranties. Buyer agrees that it shall not take any action, and shall use its reasonable commercial efforts not to permit any event to occur, which would result in any of the representations and warranties of Buyer contained in this Agreement not being true and correct in any material respect on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

Section 6.2. Confidentiality. Buyer agrees that until the Closing Date any written information provided to it in connection with this Agreement will be kept confidential by it and its Representatives; provided, however, that disclosure of such information may be made (i) to Representatives of Buyer, (ii) to the extent the same shall be or shall have otherwise become publicly available other than as a result of a disclosure by Buyer or its agents, advisors or employees, (iii) to the extent required to be disclosed by law or pursuant to a court order, (iv) to the extent it is obtained by Buyer from a source other than Seller or its Representatives, provided that such source was not then bound by a duty of confidentiality to Seller with respect to the information, (v) to the extent required to be disclosed by Buyer in filings with the SEC or (vi) with the written consent of Seller.

Section 6.3. Non-Competition Agreement; Operation and Management Agreement. At the Closing, Buyer shall enter into the Non-Competition Agreement with Baseline, PKA and Mr. Paul Kagan and the Operation and Management Agreement with PKA and Mr. Paul Kagan.

Section 6.4. Consents and Conditions. Buyer shall use its reasonable best efforts to assist Seller in causing each of the conditions precedent to the obligations of Seller to be satisfied.

Section 6.5 Distribution of Consideration. Buyer shall cooperate fully with Seller to permit Seller to distribute the Consideration in accordance with applicable securities laws to certain shareholders of Baseline; provided that Buyer shall not be required to incur any out-of-pocket expenses (other that normal overhead expenses of Buyer's business) in connection therewith.

Section 6.6 Further Actions. Buyer agrees to execute and deliver such instruments and promptly take such other actions as may reasonably be required to consummate the transactions contemplated hereby in accordance with the terms hereof.

Section 6.7 Rule 144 Reporting. From and after such time as Seller is eligible pursuant to this Agreement and under Rule 144 to effect resales of the shares constituting the Stock Consideration, the Buyer hereby agrees to file with the SEC all periodic and other reports required to be so filed by it under the Securities Act and the Exchange Act and the rules and regulations thereunder (or, if the Buyer is not then required to file such reports, it shall, as promptly as reasonably practicable after the written request of Seller, make publicly available the requisite "Rule 15c2-11 information" in respect of the Buyer so long as and solely to the extent necessary to permit resales of Shares pursuant to Rule 144).


                                  ARTICLE VII

                   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

Section 7.1. Conditions. The obligation of Buyer to consummate the Acquisition on the Closing Date is subject to the satisfaction of the following conditions (any or all of which may be waived by Buyer, in its sole discretion, in whole or in part, to the extent permitted by applicable law):

(i) each of the representations and warranties of Seller contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date;

(ii) Seller shall have performed and complied, in all material respects, with the covenants and provisions of this Agreement required to be performed or complied with by it between the date hereof and the Closing Date;

(iii) since the date of this Agreement, no event or circumstance shall have occurred that has had, or is reasonably likely to have, a material adverse effect on the business, assets, properties, liabilities, financial condition or results of operations of Seller;

(iv) (A) no Legal Proceeding shall have been instituted or threatened or claim or demand made against Seller or Buyer seeking to restrain or prohibit or to obtain damages with respect to the consummation of the transactions contemplated by this Agreement, or which might, in the reasonable opinion of Buyer, result in a material adverse change in the business, assets, properties, liabilities, financial condition or results of operations of Seller and (B) there shall not be in effect any Order of a Government Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(v) Buyer and Seller shall have received all third-party consents and approvals required with respect to the assumption by, and the assignment to, Buyer of the Lease;

(vi) Buyer shall not have obtained or discovered, in the course of its due diligence review referred to in Section 5.1 above, information concerning Seller or the Assets which, in the reasonable judgment of Buyer, could materially adversely affect the business, assets, financial condition or results of operations of the Seller or Buyer (provided that the condition set forth in this clause (vi) will lapse on the Closing Date);

(vii) Buyer shall have received a certificate to the effect set forth in clauses (i) and (ii) above, dated the Closing Date and signed by a duly authorized officer of Seller;

(viii) Buyer shall have received a certificate of the Secretary of each Seller, dated the Closing Date, setting forth resolutions of the Board of Directors and of the shareholders or members, as applicable, of Seller authorizing the execution and delivery of this Agreement and each document and instrument required to be executed and delivered by Seller hereunder and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(ix) Seller and Mr. Paul Kagan shall have executed and delivered to Buyer the Non-Competition Agreement and the Operation and Management Agreement;

(x) The oral lease between Baseline and PKA regarding office space in Los Angeles shall have been terminated; and

(xi) Seller shall have executed and delivered to Buyer (A) all documents to be delivered at the Closing in accordance with the terms of this Agreement and (B) such other documents and instruments as Buyer may reasonably request and which Seller can obtain with reasonable commercial efforts in order to consummate the transactions contemplated by this Agreement.

                                  ARTICLE VIII

                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

Section 8.1. Conditions. The obligation of Seller to consummate the Acquisition on the Closing Date is subject to the satisfaction of the following conditions (any or all of which may be waived by Seller, at the sole option of Seller, in whole or in part to the extent permitted by applicable law):

(i) each of the representations and warranties of Buyer contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date;

(ii) Buyer shall have performed and complied, in all material respects, with the covenants and provisions of this Agreement required to be performed or complied with by it between the date hereof and the Closing Date;

(iii) Seller shall have received a certificate to the effect set forth in clauses (i) and (ii) above, dated the Closing Date and signed by a duly authorized officer of Buyer;

(iv) Seller shall have received a certificate of the Secretary of Buyer, dated the Closing Date, setting forth resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and each document and instrument required to be executed and delivered by Buyer hereunder and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(v) (A) no Legal Proceeding shall have been instituted or threatened or claim or demand made against Seller or Buyer seeking to restrain or prohibit or to obtain damages with respect to the consummation of the transactions contemplated by this Agreement, or which might, in the reasonable opinion of Buyer, result in a material adverse change in the business, assets, properties, liabilities, financial condition or results of operations of Seller and (B) there shall not be in effect any Order of a Government Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; and

(vi) Buyer shall have executed and delivered to Seller (A) all documents to be delivered at the Closing in accordance with the terms of this Agreement and (B) such other documents and instruments as Seller may reasonably request and which Buyer can obtain with reasonable commercial efforts in order to consummate the transactions contemplated by this Agreement.

                                   ARTICLE IX

                                   THE CLOSING

Section 9.1. Closing Date. Except as hereinafter provided, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at such location as the parties shall mutually agree at 10:00 a.m. on the second business day following the date on which each of the conditions specified in
Section 7.1 and Section 8.1 (other than those as to which the parties agree will be satisfied at the Closing) of this Agreement has been fulfilled (or waived by the party entitled to waive that condition) or at such other time and place as Seller and Buyer may mutually agree in writing. The date on which the Closing of the Acquisition occurs is referred to herein as the "Closing Date."

Section 9.2. Proceedings at the Closing. All proceedings to be taken and all documents to be executed and delivered by Seller in connection with the Closing shall be reasonably satisfactory in form and substance to Buyer and its counsel. All proceedings to be taken and all documents to be executed and delivered by Buyer in connection with the Closing shall be reasonably satisfactory in form and substance to Seller and its counsel. All proceedings to be taken and all documents to be executed and delivered by both parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken and delivered.

Section 9.3. Deliveries by Seller to Buyer. At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

(i) a bill of sale and assignment and assumption agreement in the form of Exhibit C hereto (the "Bill of Sale and Assignment and Assumption Agreement"), duly executed by Seller;

(ii) all other assignments and other instruments or documents as shall be reasonably necessary in the judgment of Buyer to evidence the sale, assignment, transfer and conveyance by Seller to Buyer of the Assets in accordance with the terms hereof, free and clear of all Liens;

(iii) copies of all approvals and consents related to the Lease referred to in clause (v) of Section 7.1 above;

(iv) the certificates, signed by a duly authorized officer of each Seller, referred to in clause (vii) of Section 7.1 above;

(v) the certified resolutions of the Board of Directors and shareholders or members of Seller referred to in clause (viii) of Section 7.1 above;

(vi) the Non-Competition Agreement duly executed by Baseline, PKA and Mr. Paul Kagan and the Operation and Management Agreement duly executed by PKA and Mr. Paul Kagan;

(vii) an affidavit of Seller, in a form reasonably satisfactory to Buyer, stating, under penalties of perjury, Seller's United States taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Code; and

(viii) a certificate of the Secretary of each Seller attesting to the incumbency and signature of each officer of Seller who shall execute this Agreement or any other Seller Document.

Section 9.4. Deliveries by Buyer to Seller. At the Closing, Buyer shall deliver to Seller the following:

(i) the certificate, signed by a duly authorized officer of Buyer, referred to in clause (iii) of Section 8.1 above;

(ii) the Non-Competition Agreement duly executed by Buyer and the Operation and Management Agreement duly executed by Buyer;

(iii) the certified resolutions of the Board of Directors of Buyer referred to in clause (iv) of Section 8.1 above; and

(iv) a certificate of the Secretary of Buyer attesting to the incumbency and signature of each officer of Buyer who shall execute this Agreement or any other Buyer Document.


                                   ARTICLE X

                        ADDITIONAL POST-CLOSING COVENANTS

Section 10.1.        Further Assurances by Seller and Shareholder.

                     (a) From time to time after the Closing Date, Seller will, at the request of Buyer, execute and deliver such other and further instruments of sale, assignment, transfer and conveyance and take such other and further actions as Buyer may reasonably request in order to make all the benefits of the Assigned Contracts (subject to Schedule 3.9) and rights of Seller included in the Assets available to Buyer, to vest in Buyer and put Buyer in possession of the Assets and to transfer to Buyer any contracts and rights of Seller relating to the Assets and to assure to Buyer the benefits thereof and effectuate fully the purposes of this Agreement.

                     (b) With respect to any Assigned Contract which is not assumed by Buyer at the Closing because a consent to assignment is required but not obtained prior to the Closing, if Seller or Buyer shall thereafter obtain such consent to assignment, then Seller and Buyer shall each execute and deliver such instruments of assignment and assumption as may reasonably be required for Seller to assign and Buyer to assume such Assigned Contract, subject to all the terms and conditions of this Agreement as if such Assigned Contract had been included in the Assets at the Closing.

Section 10.2. Seller to Change Name. On the Closing Date or as soon thereafter as practicable (but in no event more than 5 business days thereafter), Baseline shall either dissolve or adopt (and shall make all appropriate filings so as to adopt), and shall thereafter do business under, a new name which does not contain the words "Baseline" or any variation thereof. Section 10.3. Preservation of Corporate Records. Seller shall preserve and keep the Corporate Records for a period of seven years from the Closing Date and shall make such Corporate Records and personnel, if any, of Seller available to Buyer as Buyer may reasonably require (i) in connection with, among other things, any insurance claims by, Legal Proceedings against or governmental investigations of Buyer or
(ii) in order to enable Buyer to comply with its obligations under the Code, any other applicable statute with respect to taxation, this Agreement and each other agreement, document or instrument contemplated hereby. If Seller wishes to destroy such Corporate Records after such seven year period, then Seller shall first give 90 days prior written notice to Buyer and Buyer shall have the right at its option and expense, upon prior written notice given to Seller within that 90 day period, to take possession of the Corporate Records within 180 days after the date of such notice.

Section 10.4. Confidentiality. From and after the Closing Date, none of PKA or Baseline, or any of their respective employees shall divulge, furnish or make available to any person any knowledge or information with respect to the Assets or Buyer (other than in the regular course and in furtherance of the Buyer's business) which is, or which Seller is advised or has reason to believe is, confidential (including, but not limited to, information relating to any marketing, financial or personnel matters in connection with the Assets).


                                   ARTICLE XI

                                 INDEMNIFICATION

Section 11.1.        Indemnification.

                     (a) Each of Baseline and PKA jointly and severally agrees to indemnify and hold Buyer harmless from and against any and all losses, liabilities, obligations, judgments, damages, deficiencies, costs, penalties and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Losses") based upon, attributable to or resulting from:

(i) (A) any misrepresentation or breach of warranty on the part of any Seller under this Agreement or any of the Seller Documents or (B) any breach of covenant or other agreement on the part of any Seller under this Agreement or any of the Seller Documents;

(ii) any Liabilities of any Seller not expressly assumed by Buyer under the terms of this Agreement, including, without limitation:

           (A) any liabilities and obligations arising out of or based upon the conduct of the business of any Seller prior to the Closing Date (other than obligations or liabilities that are expressly assumed by Buyer pursuant to Section
                      1.3 of this Agreement), including, without limitation, any matter disclosed on Schedule 3.6;

           (B) any claims for any injury to person or property attributable to any services rendered by any Seller prior to the Closing Date, regardless of whether such claims are asserted prior to or after the Closing;

           (C) any claims by any employee or former employee of any Seller arising out of the employment or termination of employment of the employee or former employee on or prior to the Closing Date or as a result of the transactions contemplated by this Agreement;

           (D) any third party claims with respect to occurrences or events that occurred on or prior to the Closing Date and relate to any Seller, its employees or the Assets; and

           (E) any liabilities and obligations arising out of or based upon any agreements listed on Schedule 1.2 hereto.


(iii) any liabilities and obligations, based in any way on agreements, arrangements or understandings made by or on behalf of any Seller, for any brokerage fees, finder's fees, commissions or like payments in respect of the transactions contemplated by this Agreement;

(iv) any costs incurred by Buyer in connection with any claims or disputes arising from the requirements of any applicable tax bulk sales laws;

(v) any and all Losses in respect of any and all Taxes of CEG for all periods (or portions thereof) ending on or prior to the Closing; and

(vi) all actions, suits, proceedings, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys' fees, incident to the foregoing.

                     (b) Buyer agrees to indemnify and hold Seller harmless from and against any and all Losses attributable to or resulting from:

(i) (A) any misrepresentation or breach of warranty on the part of Buyer under this Agreement or any of the Buyer Documents or (B) any breach of covenant or other agreement on the part of Buyer under this Agreement or any of the Buyer Documents;

(ii) any liabilities expressly assumed by Buyer pursuant to Section 1.3 hereof;

(iii)      to the extent Buyer is not indemnified with respect thereto under
           Section 11.1(a)(i), any claims that arise from Buyer's ownership or operation of the Assets subsequent to the Closing Date, including, without limitation, any claims by any employee or former employee of Buyer arising out of the employment or termination of employment of the employee or former employee subsequent to the Closing Date or as a result of the transactions contemplated by this Agreement;

(iv) any liabilities and obligations, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer, for any brokerage fees, finder's fees, commissions or like payments in respect of the transactions contemplated by this Agreement; and

(v) all actions, suits, proceedings, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys' fees, incident to the foregoing.

Section 11.2. Procedures for Indemnification. Whenever a claim shall arise for indemnification under Section 11.1 above, the party entitled to indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of such claim and, when known, the facts constituting the basis for such claim; provided, however, that in the event of any claim for indemnification hereunder resulting from or in connection with any claim or Legal Proceeding by a third party, the Indemnified Party shall give such notice thereof to the Indemnifying Party, as soon as possible, but in no event later than 10 business days prior to the time any response to the asserted claim is required, if possible, and in any event within 3 business days following receipt of notice thereof. The Indemnifying Party shall not be liable for any legal fees incurred by the Indemnified Party prior to the Indemnifying Party's receipt of such notice. Notwithstanding anything in the preceding sentence to the contrary, the failure of any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability for indemnification it may have if and to the extent that the Indemnifying Party shall not have been prejudiced by such omission. In the event of any such claim for indemnification resulting from or in connection with a claim or Legal Proceeding by a third party, the Indemnifying Party may, at its sole cost and expense, assume the defense thereof (and Seller shall assume the defense of any claim for unpaid taxes for any period prior to the Closing and Buyer shall assume the defense of any claim for unpaid taxes for any period after the Closing); provided, however, that the Indemnifying Party shall first have agreed in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of Losses, if any, attributable to such claim or Legal Proceeding. If an Indemnifying Party assumes the defense of any such claim or Legal Proceeding, the Indemnifying Party shall be entitled to select counsel and take all steps necessary in the defense thereof; provided, however, that no settlement shall be made without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld (and if the Indemnified Party shall withhold its consent to any monetary settlement proposed by the Indemnifying Party and which the other party to the action has indicated it is prepared to accept, the Indemnified Party shall in no event be deemed for purposes of this Agreement, to have suffered Losses in connection with such claim or proceeding in excess of the proposed amount of such settlement, plus reasonable attorneys' fees); provided, further, that the Indemnified Party may, at its own expense, participate in any such proceeding with the counsel of its choice without any right of control thereof. So long as the Indemnifying Party is in good faith defending such claim or Legal Proceeding, the Indemnified Party shall not compromise or settle such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of any such claim or Legal Proceeding in accordance with the terms hereof, the Indemnified Party may defend against such claim or Legal Proceeding in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation (after giving prior written notice of the same to the Indemnifying Party and obtaining the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld) on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party will promptly indemnify the Indemnified Party in accordance with the provisions of this Section 11.2; provided, however, that if the Indemnified Party does not obtain the prior written consent of the Indemnifying Party to any such settlement, and such written consent is not unreasonably withheld by the Indemnifying Party, the Indemnified Party shall not be entitled to indemnification hereunder from such Indemnifying Party with respect to the claim settled. Notwithstanding anything in this Section 11.2 to the contrary, if, in any claim or Legal Proceeding with respect to which the Indemnified Party has given the notice required under this
Section 11.2, (i) the Indemnifying Party shall not have promptly employed counsel or (ii) such Indemnified Party shall have reasonably concluded, based upon the opinion of outside legal counsel to each of the Indemnifying Party and the Indemnified Party, that a conflict of interest gives rise to one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, then in either event
(x) the Indemnified Party may participate in any such proceeding with the counsel of its choice (reasonably satisfactory to the Indemnifying Party), the expense for which shall be borne by the Indemnifying Party (but in no event shall the Indemnifying Party be required to pay the fees and expenses of more than one counsel employed by the Indemnified Party with respect to such claim or proceeding) and (y) the Indemnifying Party shall not have the right to direct the defense of any such action on behalf of the Indemnified Party. All payments by the Indemnifying Party pursuant to this Article XI shall be in immediately available funds.

Section 11.3.        Determination of Damages and Related Matters.

                     (a) Payments under this Article XI to a Seller other than Baseline shall be treated, for federal income tax purposes (to the extent possible under applicable Tax law), as an adjustment to the Consideration such Seller received. In all other circumstances, any such amount shall be increased to take account of any net Tax cost incurred by the Indemnified Party by reason of the receipt of any indemnity payment (grossed-up for such increase). Any payment to an Indemnified Party pursuant to this Article XI shall be reduced to take account of any net Tax benefit actually realized by the Indemnified Party in respect of the taxable year in which such Loss is incurred or paid and, with respect to a Tax benefit arising in a year subsequent to the year in which the Loss is paid or incurred, the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax benefit (including, as relevant, any member of its Affiliated Group) when such Tax benefit is actually realized. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party (and all members of its Affiliated Group) shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified loss, liability, claim, damage or expense.

                     (b) The provisions of this Article XI shall survive, (i) with respect to the representations and warranties contained in this Agreement, as provided in Section 13.1 and (ii) with respect to all other Losses covered by
Section 11.1, until such time as a court of law has determined that the statute of limitations has expired with respect to claims in respect of any such Losses. Until it is no longer possible in law or fact for the Indemnified Party to sustain Losses by reason of any breach hereof or to assert a claim with respect to any such breach or Losses, PKA shall not file a certificate of dissolution with respect to any voluntary dissolution or liquidation.

                     (c) If any claim is pending against Baseline or PKA pursuant to Section 11.1(a)(ii), (iii), (iv), (v) or (vi) on the second anniversary of the Closing Date, Seller shall be restricted, until such claim is resolved, from transferring a number of shares of Common Stock constituting the Stock Consideration or the Warrant Consideration (including the shares of Common Stock underlying the Warrant) having an aggregate market value equal to the amount of such claim.

Section 11.4.        Tax Returns of CEG.

                     (a) CEG shall file all the federal, state, local and foreign Tax Returns required to be filed by it with respect to periods ending on or prior to the Closing and shall pay any and all Taxes due with respect to such returns. All such Tax Returns shall be prepared in a manner consistent with prior practice unless a past practice has been finally determined to be incorrect by the applicable taxing authority or a contrary treatment is required by applicable tax laws (or judicial or administrative interpretations thereof). CEG shall provide Buyer with copies of such completed Tax Returns at least 15 days prior to the filing date, and Buyer shall be provided an opportunity to review such Tax Returns and supporting workpapers and schedules prior to the filing of such Tax Returns. The failure of Buyer to propose any changes to any such Tax Return within such 15 days shall be deemed to be an indication of its approval thereof. CEG and Buyer shall attempt in good faith mutually to resolve any disagreements regarding such Tax Returns prior to the due date for filing thereof.

                     (b) For federal income tax purposes, the taxable year of CEG shall end as of the close of the Closing Date and, with respect to all other Taxes, CEG and Buyer will, unless prohibited by applicable law, close the taxable period of CEG as of the close of the Closing Date. Neither PKA (as the Seller of the CEG Equity) nor Buyer shall take any position inconsistent with the preceding sentence on any Tax Return. In any case where applicable Law does not permit CEG to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day), then Taxes, if any, attributable to the taxable period of CEG beginning before and ending after the Closing Date shall be allocated (i) to PKA for the period up to and including the Closing Date, and (ii) to Buyer for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to any period beginning before and ending after the Closing Date shall be prepared by Buyer and shall be made by means of a closing of the books and records of CEG as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.


                                  ARTICLE XII

                                  TERMINATION

Section 12.1. Termination. This Agreement may be terminated (i) by the written agreement of Seller and Buyer, (ii) by either Seller or Buyer by written notice to the other given after the date that is 10 business days after the date of this Agreement if the Closing shall not have occurred on or before such date; provided, that no party shall have the right to terminate this Agreement pursuant to this clause (ii) to the extent such party's failure to fulfill its obligations under this Agreement is the cause of, or results in, the failure to satisfy any of the conditions to the consummation of the Acquisition set forth in Articles VII or VIII, and (iii) by Buyer upon written notice given to Seller on or before the Closing Date if, in the course of the due diligence review referred to in Section 5.1, Buyer obtains or discovers information concerning Seller or the Assets, which, in the reasonable judgment of Buyer, could materially adversely affect the business, assets, financial condition or results of operations of Seller or Buyer (unless, within 10 days after delivery by Buyer of such notice, Seller is able to satisfy Buyer (which shall act reasonably and in good faith) that the event, occurrence, fact or situation discovered or obtained by Buyer has been cured and could not materially adversely affect the business, assets, financial condition or results of operations of Seller or Buyer), provided, however, that, in each case, such termination shall have no effect upon the agreements and obligations set forth in Section 13.5 and Sections 5.4 and 6.2 above. The date of any such termination is referred to herein as the "Termination Date."

Section 12.2. Liabilities After Termination. Upon any termination of this Agreement pursuant to Section 12.1 above, no party hereto shall thereafter have any further liability or obligation hereunder; provided, however, that no such termination shall relieve any party hereto of any liability for any breach of this Agreement prior to the date of such termination and provided, further, that Seller shall remain bound by Section 5.5 above, Buyer shall remain bound by
Section 6.2 above, and each of Seller and Buyer shall remain bound by Section
13.5 below.


                                  ARTICLE XIII

                                  MISCELLANEOUS

Section 13.1. Survival of Representations and Warranties. Seller and Buyer hereby agree that the representations and warranties contained in this Agreement, as supplemented or modified by any amendments to the Schedules hereto made on or prior to the Closing Date, shall survive the execution and delivery of this Agreement and shall further survive the Closing hereunder for a period


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
of two years from the Closing Date, regardless of any investigation made by the parties hereto; provided, however, that the representations and warranties contained in Section 3.12 shall survive for the applicable statute of limitations plus 90 days. Notwithstanding the foregoing, the obligations of the parties to indemnify and hold harmless any other party pursuant to Article XI for any misrepresentation or breach of warranty shall not terminate with respect to any item as to which the party to be indemnified shall have, before the expiration of the applicable representation and warranty, previously made a claim by delivering a notice pursuant to Section 11.2 (stating in reasonable detail the basis of the claim) to the party to be providing the indemnification.

Section 13.2. Entire Agreement. This Agreement (with its Schedules and Exhibits) contains, and is intended as, a complete statement of, all of the terms and the arrangements between the parties hereto with respect to the matters provided for herein, and supersedes any previous agreements and understandings among the parties hereto with respect to those matters.

Section 13.3. Governing Law; Construction. This Agreement and all agreements related thereto shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be made, executed, delivered and performed wholly in such state, but without regard to conflicts of law principles of such state. The Company and each of the Sellers each hereby consents to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereby in the United States District Court for the Southern District of New York or, if subject matter jurisdiction is unable to be obtained in such court, in any state court in the City of New York in the State of New York. The Company and each of the Sellers each also agrees that service of process may be accomplished pursuant to the provisions of
Section 13.6 hereof. The table of contents, captions and headings in this Agreement are for reference purposes only and shall be given no effect in the construction and interpretation of this Agreement. No provision of this Agreement shall be construed against either party because such party drafted or caused to be drafted such provision. Each provision of this Agreement shall be construed as if such provision were proposed by both Buyer and Seller.

Section 13.4. Transfer Taxes. Seller shall pay when due (i) all transfer and documentary taxes and fees imposed with respect to instruments of conveyance in the transactions contemplated hereby and (ii) all sales, use and other transfer or similar taxes on the transfer of the Assets contemplated hereby. Buyer shall execute and deliver to Seller at the Closing any certificates or other documents as Seller may reasonably request to perfect any exemption from any such transfer, documentary, sales or use tax.

Section 13.5. Expenses. Each of Buyer and Seller shall bear its own expenses (including, without limitation, all fees and expenses of financial institutions, accountants, legal counsel, brokers, investment bankers and other advisors), incurred in connection with the negotiation, preparation, execution, review, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement or related hereto, and the consummation of the transactions contemplated hereby and thereby.


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
Section 13.6. Notices. Any notice, request, instruction or other communication to be given under this Agreement or otherwise in connection with the Acquisition shall be in writing and shall be delivered by hand or prepaid telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to a party at the following address (or at such other address as such party may have specified by notice given to the other party pursuant to this provision):

if to Seller at:         Paul Kagan Associates, Inc.
                         126 Clock Tower Place
                         Carmel, CA  93923
                         Attention: Mr. Paul Kagan
                         Telecopier No.: (831) 624-6647


with a copy to:          Peter S. Cane, Esq.
                         230 Park Avenue
                         New York, NY  10169
                         Telecopier No.: (212) 922-9822



and if to Buyer at:      Big Entertainment, Inc.
                         2255 Glades Road, Suite 237W
                         Boca Raton, Florida 33431
                         Attention:Mitchell Rubenstein, Chief Executive Officer
                         Telecopier No.: (561) 998-2974

with a copy to:          Big Entertainment, Inc.
                         2255 Glades Road, Suite 237W
                         Boca Raton, Florida 33431
                         Attention:W. Robert Shearer, General Counsel
                         Telecopier No.: (561) 998-2974


Section 13.7. Severability. If any provision of this Agreement, or the application of such provision to Buyer, Seller, or any Person or circumstance, shall be held invalid, then the remainder of this Agreement, or the application of such provision to persons, entities or circumstances other than those as to which it is held invalid, shall not be affected thereby.

Section 13.8.        Binding Effect; No Assignment.

                     (a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party


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
beneficiary rights in any Person not party to this Agreement. Except as expressly permitted below, no assignment of this Agreement or of any rights or obligations hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without such required consent shall be void.

                     (b) Prior to the Closing, Buyer may assign any and all of its rights and obligations under this Agreement to any third party, if Buyer directly and unconditionally guarantees the obligations of such assignee under this Agreement. After the Closing, Buyer may assign any or all of its rights and obligations with respect to the Assets without the consent of Seller, provided that Buyer shall cause its obligations to Seller under this Agreement in respect of the Acquisition to be binding upon any successor to Buyer and Buyer shall directly and unconditionally guarantee the obligations of such successor.

Section 13.9. Amendments. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only pursuant to a written instrument making specific reference to this Agreement signed by each of the parties hereto.

Section 13.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                     IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date and year first above written.

                                  BASELINE II, INC.

                                  By: /s/ Lee Royle
                                      -----------------------------------------
                                      Name: Lee Royle
                                      Title: President


                                  PAUL KAGAN ASSOCIATES, INC.

                                  By: /s/ Paul Kagan
                                      -----------------------------------------
                                      Name: Paul Kagan
                                      Title:


                                  CINEMA ENTERPRISES GROUP LLC

                                  By: /s/ Paul Kagan
                                      -----------------------------------------
                                      Name: Paul Kagan
                                      Title:


                                  /s/ Paul Kagan
                                  ---------------------------------------------
                                  Paul Kagan


                                  BIG ENTERTAINMENT, INC.

                                  By: /s/ Mitchell Rubenstein
                                      -----------------------------------------
                                      Mitchell Rubenstein
                                      Chairman of the Board and
                                      Chief Executive Officer

                     The undersigned hereby acknowledges and agrees to the terms set forth in Exhibit B and Exhibit D to this Agreement and agrees to execute and deliver to Buyer at the Closing agreements in the form of such Exhibits.

                                  /s/ Paul Kagan
                                  ---------------------------------------------
                                  Paul Kagan

                                    SCHEDULES

1.1(a)                         Baseline and CEG Assigned Contracts

1.1(b)                         Film Asset Assigned Contracts

1.2                            Excluded Assets

1.2 (vi)                       CEG Excluded Contracts

1.2 (vii)                      Excluded Intangible Property

3.1                            Shareholders

3.3(b)                         Violations

3.4                            Title to Assets

3.5                            Liabilities

3.6                            Litigation, etc.

3.8                            Employment Matters

3.8 (a)                        Employment Related Agreements

3.8 (b)                        Employee Benefits

3.9                            Certain Agreements

3.10(b)                        Real Property

3.11                           Intangible Property

3.12                           Taxes

3.12 (b)                       Filed Tax Returns

3.12 (c)                       Assessment of Taxes

3.12 (f)                       Filed Tax Returns by Baseline and/or CEG

3.12 (g)                       Bulk Sales

3.12 (h)                       Seller's Tax Agreement Obligations

3.12 (j)                       Seller's Partnership/Joint Venture

3.12 (k)                       Obligations of Buyer

3.12 (l)                       Classification of Assets

3.13                           Permits

3.15                           Year 2000

4.4                            Litigation